EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Employment Agreement"), effective as of January 1, 2006, between Win Win Gaming, Inc., a Delaware corporation (the "Company"), and PATRICK OWEN ROGERS, an individual with a mailing address at 2804 Whispering Wind Dr., Las Vegas, NV. 89117 (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company wishes to secure the services of the Executive as its President and Chief Executive Officer of Win Win Gaming, Inc. (with such other duties and/or offices in the Company and/or its Subsidiaries and/or Affiliates as may be assigned by the Company or its Board of Directors) upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Company upon the terms and conditions hereinafter set forth; and;

WHEREAS, the execution and delivery of this Employment Agreement by the Executive is a condition precedent to Executive serving in the capacity of an employee for the Company; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Employment by the Company. The Company agrees to employ the Executive in the position of President and Chief Executive Officer of Win Win Gaming, Inc. (with such other duties and/or offices in the Company and/or its Subsidiaries and/or Affiliates as may be assigned from time to time by the Company consistent with the Executive's experience, stature and background and its Board of Directors)) and the Executive accepts such employment and agrees to perform such duties. The Executive agrees to devote his full business time and energies to the business of the Company and/or its Subsidiaries and/or Affiliates and to faithfully, diligently and competently perform his duties hereunder.

2. Term of Employment. The term of this Employment Agreement shall be for a period of five (5) years commencing on January 1, 2006 and ending on December 31, 2011 (the "Initial Period"); provided that commencing on

January 1, 2011 and as of January 1 of each year thereafter (a "Renewal Date"), this Agreement shall automatically renew for additional one-year periods (the "Initial Period", "Renewal Period or Periods," and as renewed, shall be referred herein as the "Term"), unless either party gives notice of non-renewal at least 270 days prior to the next Renewal Date. Failure to give timely notice shall result in automatic renewal of the Agreement.

3. Compensation. As full compensation for all services to be rendered by the Executive to the Company and/or its Subsidiaries and/or Affiliates in all capacities during the Term, the Executive shall receive the following compensation and benefits, to be disbursed out of Win Win Gaming, Inc.

3.1 Salary. An annual base salary of US$260,000 (the "Base Salary") payable twice per month commencing on January 1, 2006 in USD. Salary will be reviewed annually, with salary for each succeeding contract year to be adjusted, but not below the amount of the Base Salary by the Board of Directors of the Company in its discretion. The Executive shall receive payment as compensation to enable Executive to execute this Agreement, an amount of US$ 200,000, payable all in one lump sum by Win Win Gaming, Inc. but immediately accrued for payment until at such time as the Board of Directors determine at a later date that the Company is in a financial position to be able to make such a payment. In addition, the Company shall grant an award of 1,000,000 incentive stock options at market price as payment to enable Executive to execute this Agreement , to be issued as soon as practicable after the execution of this Agreement. Furthermore, the Executive shall be eligible to receive an annual bonus in each of fiscal year on or before December 31 of each year based upon the attainment of performance objectives to be determined by the Board of Directors of the Company in consultation with the Executive. This bonus may be paid in cash or in stock at the Company's discretion. Furthermore, the Company agrees that it will provide piggyback registration rights to the Executive and his designees for all stock granted to date to or through Executive, if and when the Company provides registration rights to any other inside shareholder with respect to their previously acquired stock, to the extent permitted by law.

3.2 Participation in Employee Benefit Plans; Other Benefits. The Executive shall be permitted during the Term, if and to the extent eligible, to participate in all employee benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company commensurate with the Executive's position with the Company. In particular, health, dental and insurance benefits shall be extended to the Executive and his family (collectively, "Family") pursuant to the terms and conditions of the Company's benefit plans. Nothing in this Employment Agreement shall preclude the Company from terminating or amending any such plans or coverage so as to eliminate, reduce or otherwise change any benefit payable thereunder, so long as such change similarly affects all Company employees at the same level as the Executive.

3.3 Expenses. The Company shall pay or reimburse the Executive for the reasonable and necessary expenses actually incurred or paid by the Executive during the Term for housing and transportation while he is on assignment in China and such other reasonable and necessary expenses actually incurred by the Executive as a result of his assignment in China to the extent provided by the Company's business expense reimbursement policies for senior executives.

3.4 Vacation. The Executive shall be entitled to five (5) weeks of vacation per year (totaling 35 days), with the first 35 days already earned and accrued as of the execution of this Employment Agreement. Although Executive is encouraged to take said vacation, any vacation days not used shall be accrued and payable in cash subject to the terms and conditions of the Company's vacation policy for senior executives.

3.5 Withholding of Taxes. The Company shall withhold income taxes and employment taxes from any compensation or benefits payable to the Executive under this Agreement or otherwise to the extent that such withholding is required by applicable law.

3.6 Insurance The Company shall obtain a Directors and Officers insurance policy that is customary for companies similar to the Company and the Executive shall be covered under such policy during the Term. The Company shall also enter into the Company's standard form of indemnification agreement with the Executive.

4. Termination.

4.1 Termination upon Death. If the Executive dies during the Term, this Employment Agreement shall terminate as of the date of his death.

4.2 Termination upon Disability. If during the Term the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is unable to perform his essential job functions hereunder for a period aggregating 180 days during any twelve-month period, and it is determined by a physician acceptable to both the Company and the Executive that, by reason of such physical or mental disability, the Executive shall be unable to perform the essential job functions required of him hereunder for such period or periods, the Company may, by written notice to the Executive, terminate this Employment Agreement, in which event the Term shall terminate 10 days after the date upon which the Company shall have given notice to the Executive of its intention to terminate this Employment Agreement because of the disability.

4.3 Termination for Cause. The Company may at any time by written notice to the Executive terminate this Employment Agreement immediately

and, except as provided in Section 5.2 and 6.3 hereof, the Executive shall have no right to receive any compensation or benefit hereunder on and after the date of such notice, in the event that an event of "Cause" occurs. For purposes of this Employment Agreement "Cause" shall only mean:

(i) the Executive breaches any material term of this Employment Agreement and fails to cure such breach (where capable of cure) within 14 days after the receipt of notice from the Board of Directors of such breach, which notice shall state in reasonable detail the facts and circumstances claimed to be a breach and of the intent of the Company to terminate the Executive's employment upon the failure of the Executive to cure such breach; or

(ii) a good faith determination by a two thirds vote of the full Board of Directors (but not including the Executive) that the Executive has committed an act of fraud, misappropriation, embezzlement, or theft or a breach of fiduciary duty, all with the intention of personal profit and of material substance; or

(iii) The Executive is convicted of or pleads nolo contendre to any criminal offense constituting a felony or a crime involving moral turpitude.

5. Payments on Certain Terminations.

5.1 Termination for Cause. If during the Term the Company terminates this Employment Agreement for Cause pursuant to Section 4.3, all compensation payable to the Executive under Section 3 hereof shall cease as of the date of termination specified in the Company's notice (the "Termination Date") and the Executive hall have no right to receive any compensation or benefit hereunder after such termination other than compensation earned or benefits which are payable as of the date of termination.

5.2 Termination without Cause. If the Company elects to terminate the Executive without cause during the Term, the Company shall pay to the Executive the amounts indicated in Section 6.3, plus: (i) any cash or stock bonus the Executive otherwise would have been entitled to receive during the fiscal year of termination, (ii) benefits under group health, dental and life insurance plans in which the Executive and his Family as defined herein participated as an executive officer prior to termination for the remainder of the Term plus any extensions thereof (the applicable period being referred to as the "Severance Period"); (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans, including any such benefits under the Company's pension, disability, and life insurance plans, policies, and programs and (iv) all non-vested stock options, warrants and other grants subject to vesting shall all vest immediately on the date of termination. The Company's obligation to make the severance payments required under this Section 5.2 shall continue regardless of whether the Executive thereafter becomes otherwise employed.

5.3 Termination on Death or Disability. If this Employment Agreement is terminated pursuant to Sections 4.1, or 4.2 hereof, Executive or his estate shall receive amounts specified in clauses (iii) and (iv) of Section 5.2 hereof, plus any earned Base Salary then in effect up to and including the date of termination, and benefits payable under any death or disability insurance plan maintained by the Company in which the Executive is a participant.

5.4 Sale of the Company; Good Reason; Resignation If there is a Sale of the Company (as defined below) or if the Executive has Good Reason (as defined below) to resign from his employment with the Company, the Executive shall be able to, at his option upon written notice to the Board of Directors of the Company, resign from his employment with the Company and receive the benefits provided under Section 5.2, as if his employment had been terminated by the Company without Cause. Notwithstanding any provision to the contrary, upon any Sale of the Company as defined below, all non-vested stock options, warrants and other grants subject to vesting shall all vest immediately on the date of the consummation of such Sale.

(i) A "Sale of the Company" shall mean (a) the consummation of any transaction or series of related transactions involving the sale of the Company's outstanding securities (but excluding a public offering of the Company's capital stock) for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof and which result in this Company's shareholders (or their affiliates) immediately prior to such transaction not holding at least a majority of the voting power of the surviving or continuing entity following such transaction or (b) the consummation by the Company of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction.

(ii) "Good Reason" shall mean the assignment of the Executive to any duties that are substantially inconsistent with his position, duties, responsibilities or status with the Company as provided under this Agreement, or a substantial reduction of such duties or responsibilities, or any removal of the Executive from his current position and, in each case, the failure of the Company to remedy such situation within thirty (30) days after written notice by the Executive to the Board of Directors of the Company of such situation.

6. Certain Covenants of the Executive.

6.1 Covenants Against Competition. The Executive acknowledges that: (i) he is one of the limited number of persons who will develop the business of the Company (the "Company's Current Lines of Business"); (ii) the Company conducts its business throughout the world; and (iii) his work for the Company will continue to bring him into close contact with many confidential affairs not readily available to the public. In order to induce the Executive to enter into this Employment Agreement with the Company, the Executive covenants and agrees that:

6.1.1 Non-Compete. During the Term and for a period of three (3) years following the termination of the Executive's employment with the Company or any of its Subsidiaries or Affiliates (the "Restricted Period"), the Executive shall not directly or indirectly (i) enter into any business in any geographic area in which either the Company or any of its Subsidiaries or Affiliates is now or then engaged, including any lottery related business (the "Company's Business") ; (ii) in any manner whatsoever engage in any capacity with any business that is competitive with the Company's Business for the Executive's own benefit or for the benefit of any person or entity other than the Company or any Subsidiary or Affiliate; or (iii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company's Business; provided, however, that the Executive may hold, directly or indirectly, solely as an investment, not more than one percent (1%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business that is competitive with the Company's Business. During such Restricted Period, the Company shall continue all the payments and benefits as required by Section 5.2, Section 5.4 and Section 6.3. The Restricted Period may not be unilaterally waived nor terminated by the Company prior to its natural expiration under any circumstances for any reason without the written consent of the Executive as this provision is specifically bargained for by the parties hereto.

6.1.2 Confidential Information. During the Term and at all times thereafter, the Executive shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any Subsidiary or Affiliate to receive such information, or use or appropriate for his own benefit or for the benefit of any person or entity other than the Company or any Subsidiary or Affiliate, any documents or other papers relating to the Company's Business or the customers of the Company or any Subsidiary or Affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company's Business or the customers of the Company or any Subsidiary or Affiliate or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any Subsidiary or Affiliate, whether generated by the Executive or by any other person, except as required in the course of performing his duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources (other than as a direct or indirect result of unauthorized disclosure by the Executive) (collectively, "Confidential Information").

6.1.3 Employees of and Consultants to the Company. During the Term and during the Restricted Period, the Executive shall not, directly or indirectly (other than in furtherance of the business of the Company), initiate communications with, solicit, persuade, entice, induce or encourage any individual of the manager level who is then or who has been within the preceding 12-month period, an employee of or consultant to the Company or any of its Subsidiaries or Affiliates to terminate employment with, or a consulting relationship with, the Company or such Subsidiary or Affiliate, as the case may be, or to become employed by or enter into a contract or other agreement with any other person, and the Executive shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other person. The foregoing restriction does not apply during the Restricted Period or at anytime thereafter if the contact or communication is initiated by any such individual on his own and the Executive is merely a receiver or recipient of such communication.

6.1.4 Solicitation of Customers. During the Term and during the Restricted Period, the Executive shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any person who is then or has been within the preceding 12-month period a customer or account of the Company or its Subsidiaries or Affiliates, or any actual customer leads whose identity the Executive learned during the course of his employment with the Company, to terminate or to adversely alter its contractual or other relationship with the Company or its Subsidiaries or Affiliates.

6.2 Ownership of Work Product.

(i) The Company shall own all Work Product (as defined in Section 6.2 (v)). All Work Product shall be considered work made for hire by the Executive and owned by the Company.

(ii) If any of the Work Product may not, by operation of law, be considered work made for hire by the Executive for the Company, or if ownership of all right, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, the Executive agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all Confidential Information (as defined in Section 6.1.2), U.S. and international copyrights, patentable inventions, and other intellectual property rights therein to the Company, its successors and assigns.

(iii). The Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available in the foregoing.

(iv) The Executive agrees to perform, upon the reasonable request of the Company, during or after the Executive's employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company's ownership of the Work Product. When requested, the Executive will

(a) Execute, acknowledge, and deliver any requested affidavits and documents of assignment and conveyance with respect to any Work Product;

(b) Assist in the preparation, prosecution, procurement, maintenance and enforcement of copyrights and, if applicable, patents with respect to the Work Product in any countries;

(c) Provide testimony in connection with any proceeding affecting the right, title, or interest of the Company in any Work Product; and

(d) Perform any other acts deemed necessary or desirable to carry out the purposes of this Agreement.

The Company shall reimburse all reasonable out-of-pocket expenses incurred by the Executive at the Company's request in connection with the foregoing, including (unless the Executive is otherwise being compensated at the time) a reasonable per diem or hourly fee for services rendered following termination of the Executive's employment.

(v) For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Confidential Information, U.S. and international copyrights, patentable inventions, discoveries and improvements, and other intellectual property rights, in any programming, documentation, technology, or other Work Product that relates to the business and interests of the Company or any of its Subsidiaries or Affiliates, or other information similar to the foregoing that derive economic value, actually or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from their disclosure or use, and that the Executive conceives, develops, or delivers to the Company at any time during the term of the Executive's employment.

6.3 Additional Consideration. As additional consideration for the Executive's covenants under Sections 6.2:

(i) in the event of the termination of the Executive's employment under Section 5.2, the Company shall continue to pay the Executive his Base Salary as then in effect on the Termination Date for the remainder of the Term, plus any extensions thereof, all in one lump sum and be dispersed in the same manner as Executive has been paid upon execution of this Agreement, plus all medical, dental and other senior executive benefits shall be continued until the end of the Term, and thereafter, for the remainder of the Restricted Period, shall pay the Executive compensation at Executive's Base Salary and benefits then in effect on Termination Date, payable in monthly installments and

(ii) in the event of the termination of the Executive's employment for any reason other than under Section 5.2 or Section 5.3, including upon the expiration of the Term, during the Restricted Period the Company shall pay the Executive compensation at Executive's Base Salary and benefits then in effect on Termination Date, payable in monthly installments.

6.4 <u>Rights and Remedies Upon Breach</u>. If the Executive breaches, any of the provisions of Section 6.1 or Section 6.2 hereof (collectively, the "Restrictive Covenants"), the Company and its Subsidiaries and Affiliates shall, in addition to the right to terminate any and all payments and benefits that the Executive and his Family may be receiving from the Company under Sections 5.1 through 5.4 hereof and Section 6.2 hereof, and to seek damages, have the right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Subsidiaries and Affiliates and that money damages will not provide an adequate remedy to the Company and its Subsidiaries and Affiliates. Should the Company fail to prevail in a court of law in proving a material breach of one or more of the provisions of Section 6.1 or Section 6.2, the Company shall reimburse the Executive for all his attorney's fees and costs incurred in connection with such a defense.

6.5 <u>Severability of Covenants</u>. If any of the Restrictive Covenants, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the Restrictive Covenants shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court, government, agency or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the Company and its Subsidiaries and Affiliates, to the fullest extent permitted by applicable law, the benefits intended by such provisions.

6.6 <u>Enforceability in Jurisdictions</u>. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly invalid or unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such

determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants. If any of the Restrictive Covenants is, in the view of any court that is asked to rule upon the issue, deemed unenforceable by reason of covering too large an area, too long a period of time, too large a number of entities or too many business activities, then the same shall be deemed to cover only the largest area, the longest period, the largest number of entities or the most business activities, as the case may be, that will not render it unenforceable in such jurisdiction.

7. Other Provisions.

7.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telecopied, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, to the parties at the following addresses, or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, telecopied, telegraphed or telexed, or if mailed, two days after the date of mailing, as follows:

(i) if to the Company, to:

Win Win Gaming, Inc.
8687 W. Sahara Blvd. Suite 201
Las Vegas, NV 89117
Tel: 702-212-4530
Fax: 702-212-4553
Attention: Chief Operating Officer

with copies (which shall not constitute notice) to:

Patrick Owen Rogers
2804 Whispering Wind Dr.
Las Vegas, Nevada 89117
Tel: 702-233-1238
FAX: 702-233-4138

if to the Executive, to him at the address set forth on the first page hereof.

7.2 Entire Agreement. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter

hereof and supersedes all prior contracts and other agreements, written or oral, with respect thereto.

7.3 Waivers and Amendments. This Employment Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7.4 Governing Law. This Employment Agreement shall be governed by, and construed in accordance with and subject to, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.

7.5 Binding Effect; Benefit. This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and any successors and assigns permitted or required by Section 7.6 hereof. Nothing in this Employment Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or such successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Employment Agreement.

7.6 Assignment. This Employment Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign this Employment Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

7.7 Definitions. For purposes of this Employment Agreement:

(i) *"Affiliate"* shall mean a person that, directly or indirectly, controls or is controlled by, or is under common control with the Company;

(ii) *"control"* (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities or by contract or other agreement or otherwise; and

(iii) "*Subsidiary*" shall mean any person or entity as to which the Company, directly or indirectly, owns or has the power to vote, or to exercise a controlling influence with respect to, fifty percent (50%) or more of the securities of any class of such person, the holders of which class are entitled to vote for the election of directors (or persons performing similar functions) of such person.

7.8 Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.9 Headings. The headings in this Employment Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Employment Agreement.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

Win Win Gaming, Inc.

By
Name:____________________________

Title: ____________________________

Date: ____________________________

EXECUTIVE:

Name: **/s/ Patrick O. Rogers**

Title: **President & CEO**

Date: ____________________________

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

Win Win Gaming, Inc.

By
Name: Patrick R

Title: CEO / President

Date: 12/19/05

EXECUTIVE:

Name: Peter Pang

Date: 12/19/05